News Release

For Immediate Release
GenCorp Reports 2009 Second Quarter Results

SACRAMENTO, Calif. – July 7, 2009 – GenCorp Inc. (NYSE: GY) today reported results for the second quarter of 2009.

Sales for the second quarter of 2009 totaled $183.0 million compared to $194.7 million for the second quarter of 2008.  The decrease in sales is primarily the result of the sale of 400 acres of land for $10.0 million in the second quarter of 2008.

Sales for the first half of 2009 totaled $353.9 million compared to $371.3 million for the first half of 2008.  The Company reports its fiscal year sales under a 52/53 week accounting convention. Fiscal 2008 was a 53 week year with the extra week of sales totaling $19.1 million reported in the first quarter of fiscal 2008.

Net income for the second quarter of 2009 was $11.0 million, or $0.18 diluted earnings per share on 66.6 million weighted average shares outstanding, compared to net income of $6.9 million, or $0.12 diluted earnings per share on 57.1 million weighted average shares outstanding, for the second quarter of 2008.  Net income for the first half of 2009 was $32.2 million, or $0.52 diluted earnings per share on 66.5 million weighted average shares outstanding, compared to net income of $9.9 million, or $0.17 diluted earnings per share on 57.0 million weighted average shares outstanding, for the first half of 2008. Net income for the first half of 2009 includes an income tax benefit of $19.0 million, primarily as a result of new guidance clarifying which costs qualify for ten-year carryback of tax net operating losses for refund of prior years’ taxes, and lower retirement benefit costs compared to 2008.  Net income for the first half of 2008 included a $13.8 million charge related to the second amended and restated shareholder agreement (Shareholder Agreement) with Steel Partners II L.P. with respect to the election of Directors at the 2008 Annual Meeting and other related matters.  In addition, during the second quarter of 2008, the Company recorded a gain of $6.8 million on the sale of the 400 acres of land.

“The Company achieved strong growth in backlog and operating income,” said Scott Neish, GenCorp’s interim chief executive officer.  “During the quarter, Aerojet strengthened its position in Standard Missile programs, and we continue to work on our real estate re-zoning efforts in anticipation of a market recovery,” concluded Mr. Neish.

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Operations Review

Aerospace and Defense Segment

Sales of $181.5 million for the second quarter of 2009 decreased from $183.1 million in the second quarter of 2008, reflecting lower sales volume on the Orion program, partially offset by growth in the various Standard Missile programs, including deliveries to qualify the Throttling Divert Attitude Control Systems.  Sales of $350.8 million for the first half of 2009 decreased from $357.6 million in the first half of 2008, reflecting the additional week of net sales totaling $19.1 million in 2008, as discussed above, and lower sales volume on the Orion and automotive programs, partially offset by growth in the various Standard Missile programs.

Segment performance was income of $23.3 million in the second quarter of 2009 compared to income of $17.8 million in the second quarter of 2008. Segment performance was income of $37.9 million in the first half of 2009 compared to income of $28.2 million in the first half of 2008. The increase in both periods in segment performance was primarily due to lower retirement benefit costs and estimated future environmental remediation obligations, partially offset by lower net sales and margins, including unfavorable performance on the Company’s automotive programs.

Funded backlog was $0.9 billion and $0.7 billion at May 31, 2009 and November 30, 2008, respectively.  As of May 31, 2009, our total contract backlog was $1.1 billion compared with $1.0 billion as of November 30, 2008. Total backlog includes both funded backlog (the amount for which money has been directly appropriated by the U.S. Congress, or for which a purchase order has been received from a commercial customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to delivery delays or program cancellations which are beyond our control.

Real Estate Segment

Sales and segment performance for the second quarter of 2009 was $1.5 million and $1.0 million, respectively, compared to $11.6 million and $7.1 million for the second quarter of 2008, respectively. Sales and segment performance for the first half of 2009 was $3.1 million and $2.0 million, respectively, compared to $13.7 million and $8.4 million for the first half of 2008, respectively.  The decrease in sales and segment performance is primarily due to the sale of 400 acres of land for $10.0 million in the second quarter of 2008 resulting in a gain of $6.8 million.

Additional Information

Retirement benefit plan expense, which is mostly non-cash, includes income of $3.5 million for the second quarter of 2009 and income of $4.9 million for the first half of 2009 compared to expense of $2.0 million in the second quarter of 2008 and expense of $3.9 million in the first half of 2008.  The improvement is primarily related to the freeze of the defined benefit pension and benefit restoration plans as well as the increase in the discount rate used to determine benefit obligations, partially offset by lower expected investment returns.

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Corporate and other expenses for the second quarter of 2009 were $4.9 million compared to $1.7 million for the second quarter of 2008.  Corporate and other expenses for the first half of 2009 were $8.7 million compared to $5.2 million for the first half of 2008.  The increase in both periods is primarily due to the reversal of previously recognized stock-based compensation due to the lower fair value of the stock appreciation rights in 2008 and higher professional and consulting costs in 2009.

Total debt decreased to $438.9 million at May 31, 2009 from $440.6 million at November 30, 2008.  Cash balances at May 31, 2009 increased to $126.9 million compared to $92.7 million at November 30, 2008.  Total debt less cash decreased to $312.0 million at May 31, 2009 from $347.9 million at November 30, 2008.  As of May 31, 2009, the Company had $85.9 million in outstanding letters of credit issued under the $125.0 million letter of credit subfacility, and the Company’s $80.0 million revolving credit facility, currently restricted to $60.0 million availability, was unused.

The Company’s 4% Contingent Convertible Subordinated Notes (4% Notes) that were issued in January 2004 provide the holders of the 4% Notes with the right to require the Company to repurchase for cash all or a portion of the outstanding $125.0 million 4% Notes on January 16, 2010 at a price equal to 100% of the principal amount, plus accrued and unpaid interest.  The Company’s $280.0 million senior credit facility (Senior Credit Facility) contains certain restrictions surrounding the ability of the Company to refinance its 4% Notes.  Given the Company’s current and forecasted liquidity through January 2010, in the event the 4% Notes are put to the Company, the Company may not have the liquidity to immediately repay the holders of the 4% Notes.  Accordingly, the Company is seeking an amendment to its Senior Credit Facility in connection with the potential required repurchase of the 4% Notes. If the Company is unable to amend the Senior Credit Facility and obtain financing to repurchase the 4% Notes on terms favorable to the Company before January 2010, the Company may need to consider other alternatives. The Company has engaged Imperial Capital, LLC to facilitate its efforts to amend the Senior Credit Facility and to refinance the subordinated debt. For additional discussion of the Company's debt instruments, please see the discussion in the Company’s Quarterly Report to the SEC on Form 10-Q for the period ended February 28, 2009.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include the following:

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•	the cost of servicing the Company’s debt and the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
•	economic conditions that could affect the Company’s ability to refinance its existing debt;
•	the ability of the Company to obtain consent of its lenders under the Senior Credit Facility on terms favorable to the Company to refinance its debt and to effect a rescission offer;
•	the Company’s plans to effect a rescission offer relating to its 401(k) employee benefit plan;
•	the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions to such pension plan;
•	effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	requirements to provide guarantees and/or letters of credit to financially assure the Company’s environmental or other obligations;
•	changes in the amount recoverable from environmental claims;
•	environmental claims related to the Company’s current and former businesses and operations;
•	the results of significant litigation;
•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	failure to comply with regulations applicable to contracts with the U.S. government;
•	significant competition and the Company’s inability to adapt to rapid technological changes;
•	product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company’s fixed-price contracts;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	reduction in airbag propellant sales volume;
•	disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as raw materials price increases;
•	changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
•
the Company’s limited experience in real estate activities and the ability to execute its real estate business plan including the Company’s ability to obtain or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•
the Company’s property being subject to federal, state and local regulations and restrictions that may impose significant limitations on the Company’s plans, with much of the Company’s property being raw land located in areas that include the natural habitats of various endangered or protected wildlife species;

•	effects of changes in board membership and management on the Company’s operations and/or business strategy;
•	costs and time commitment related to potential acquisition activities;
•	additional costs related to the Company’s divestitures;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;

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•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	fluctuations in sales levels causing the Company’s quarterly operating results to fluctuate;
•	occurrence of liabilities that are inadequately covered by indemnity or insurance;
•	changes in the Company’s contract-related accounting estimates;
•	new accounting standards that could result in changes to the Company’s methods of quantifying and recording accounting transactions;
•	failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Linda Cutler, vice president, corporate communications  916.351.8650

(Tables to follow)

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GenCorp Inc.
Condensed Consolidated Statements of Operations

	Three months ended May 31,		Six months ended May 31,
(In millions, except per-share amounts)	2009	2008	2009	2008
	(Unaudited)
Net Sales	$183.0	$194.7	$353.9	$371.3
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	152.7	161.7	301.6	320.5
Selling, general and administrative	2.8	(0.2)	4.9	0.9
Depreciation and amortization	7.5	6.6	14.9	13.1
Other (income) expense, net	(0.3)	0.4	(0.7)	0.5
Unusual items:
Shareholder agreement and related costs	(0.1)	12.7	1.7	13.8
Loss on debt	0.2	—	0.2	—
Unrecoverable portion of legal matters	0.3	1.1	0.7	1.1
Total operating costs and expenses	163.1	182.3	323.3	349.9
Operating income	19.9	12.4	30.6	21.4
Non-operating (income) expense
Interest income	(0.4)	(0.9)	(0.9)	(2.3)
Interest expense	6.4	6.8	13.1	14.1
Total non-operating (income) expense	6.0	5.9	12.2	11.8
Income from continuing operations before income taxes	13.9	6.5	18.4	9.6
Income tax provision (benefit)	1.5	(0.4)	(19.0)	(0.6)
Income from continuing operations	12.4	6.9	37.4	10.2
Loss from discontinued operations, net of income taxes	(1.4)	—	(5.2)	(0.3)
Net income	$11.0	$6.9	$32.2	$9.9
Income (Loss) Per Share of Common Stock
Basic
Income per share from continuing operations	$0.21	$0.12	$0.64	$0.18
Loss per share from discontinued operations, net of income taxes	(0.02)	—	(0.09)	(0.01)
Net income per share	$0.19	$0.12	$0.55	$0.17
Diluted
Income per share from continuing operations	$0.20	$0.12	$0.60	$0.18
Loss per share from discontinued operations, net of income taxes	(0.02)	—	(0.08)	(0.01)
Net income per share	$0.18	$0.12	$0.52	$0.17
Weighted average shares of common stock outstanding	58.5	57.1	58.4	56.9
Weighted average shares of common stock outstanding, assuming dilution	66.6	57.1	66.5	57.0

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GenCorp Inc.
Operating Segment Information

	Three months ended May 31,		Six months ended May 31,
(In millions)	2009	2008	2009	2008
	(Unaudited)
Net Sales:
Aerospace and Defense	$181.5	$183.1	$350.8	$357.6
Real Estate	1.5	11.6	3.1	13.7
Total Net Sales	$183.0	$194.7	$353.9	$371.3
Segment Performance:
Aerospace and Defense
Segment performance before environmental remediation provision adjustments, retirement benefit plan income (expense), and unusual items	$20.1	$23.5	$34.7	$38.4
Environmental remediation provision adjustments	0.6	(0.7)	0.3	(1.4)
Retirement benefit plan income (expense)	2.9	(3.9)	3.6	(7.7)
Unusual items	(0.3)	(1.1)	(0.7)	(1.1)
Aerospace and Defense Total	23.3	17.8	37.9	28.2
Real Estate	1.0	7.1	2.0	8.4
Total Segment Performance	$24.3	$24.9	$39.9	$36.6
Reconciliation of segment performance to income from continuing operations before income taxes:
Segment performance	$24.3	$24.9	$39.9	$36.6
Interest expense	(6.4)	(6.8)	(13.1)	(14.1)
Interest income	0.4	0.9	0.9	2.3
Corporate and other	(4.9)	(1.7)	(8.7)	(5.2)
Corporate retirement benefit plan income	0.6	1.9	1.3	3.8
Unusual items	(0.1)	(12.7)	(1.9)	(13.8)
Income from continuing operations before income taxes	$13.9	$6.5	$18.4	$9.6

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, income or expenses related to divested businesses, provisions for unusual items not related to the operations, interest expense, interest income, cumulative effect of changes in accounting principles, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

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GenCorp Inc.
Condensed Consolidated Balance Sheets
	May 31,	November 30,
(In millions)	2009	2008
	(Unaudited)
Current Assets
Cash and cash equivalents	$126.9	$92.7
Accounts receivable	96.8	97.3
Inventories	59.5	70.4
Recoverable from U.S. government and other third parties for environmental remediation costs and other	36.6	43.7
Grantor trust	3.1	1.6
Prepaid expenses and other	23.0	17.6
Income tax receivable	25.2	10.6
Assets of discontinued operations	—	0.1
Total Current Assets	371.1	334.0

Noncurrent Assets
Property, plant and equipment, net	131.1	137.9
Real estate held for entitlement and leasing	52.4	49.3
Recoverable from U.S. government and other third parties for environmental remediation costs and other	160.8	169.8
Prepaid pension asset	80.1	76.5
Grantor trust	19.5	29.3
Goodwill	94.9	94.9
Intangible assets	19.3	20.1
Other noncurrent assets, net	86.5	93.9
Total Noncurrent Assets	644.6	671.7
Total Assets	$1,015.7	$1,005.7

Liabilities and Shareholders’ Deficit
Short-term borrowings and current portion of long-term debt	$126.4	$2.0
Accounts payable	21.2	32.7
Reserves for environmental remediation costs	52.9	65.2
Postretirement medical and life insurance benefits	7.1	7.1
Advance payments on contracts	61.7	46.7
Other current liabilities	110.6	93.7
Liabilities of discontinued operations	—	1.0
Total Current Liabilities	379.9	248.4

Noncurrent Liabilities
Senior debt	67.9	68.3
Senior subordinated notes	97.5	97.5
Convertible subordinated notes	146.4	271.4
Other debt	0.7	1.4
Deferred income taxes	8.8	8.3
Reserves for environmental remediation costs	184.0	193.0
Postretirement medical and life insurance benefits	64.8	66.8
Other noncurrent liabilities	63.9	78.1
Total Noncurrent Liabilities	634.0	784.8
Total Liabilities	1,013.9	1,033.2
Redeemable Common Stock	7.0	7.6
Total Shareholders’ Deficit	(5.2)	(35.1)
Total Liabilities and Shareholders’ Deficit	$1,015.7	$1,005.7

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GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Six Months Ended
	May 31,	May 31,
(In millions)	2009	2008
	(Unaudited)
Operating Activities
Net income	$32.2	$9.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations	5.2	0.3
Depreciation and amortization	14.9	13.1
Stock-based compensation and savings plan expense, net	1.6	5.3
Changes in assets and liabilities other than grantor trust activity	(20.9)	(13.0)
Grantor trust activity	8.3	(35.2)
Net cash provided by (used in) continuing operations	41.3	(19.6)
Net cash used in discontinued operations	(0.5)	(0.3)
Net Cash Provided by (Used in) Operating Activities	40.8	(19.9)
Investing Activities
Capital expenditures	(4.5)	(7.6)
Net Cash Used in Investing Activities	(4.5)	(7.6)
Financing Activities
Debt issuance costs	(0.4)	—
Debt activity, net	(1.7)	(6.0)
Net Cash Used in Financing Activities	(2.1)	(6.0)
Net Increase (Decrease) in Cash and Cash Equivalents	34.2	(33.5)
Cash and Cash Equivalents at Beginning of Period	92.7	92.3
Cash and Cash Equivalents at End of Period	$126.9	$58.8

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